Engagement Agreement

John Dawe, CFA

March 18, 2014

Dear John,

This letter is confirmation of your acceptance of KonaRed Corporation's (the "Company") offer for the position of Chief Financial Officer ("CFO").

Per our discussions, the terms of the engagement are as follows:

Title:
Chief Financial Officer, and Secretary & Treasurer

Engagement:
This is a one year contract position based on assumption that KonaRed Corporation will be the focus client of John Dawe ('Dawe") of DAS Corporate Services Inc. Engagement will be non-exclusive and Dawe has the right to undertake, or continue serving, clients unrelated to the Company. The agreement may be renegotiated and renewed by the parties at, or around, expiration date of April 30, 2015.

Duties:
As mutually determined within the scope of standard duties normally assigned to a CFO.

Compensation:
US$8,500 month payable at the beginning of each month, up to an including April 1, 2015; 50,000 restricted shares of the common stock of the Company upon signing of this agreement; 25,000 restricted shares of the common stock of the Company based on a mid-contract performance measure to be mutually agreed upon; and 25,000 restricted shares of the common stock of the Company to be payable upon completion of the Company's audit for the fiscal year ended December 31, 2014 and filing of its Annual Report on Form 10-K.

Benefits:
Future participation in any bonus structures provided to other executives. No health care or other benefits. However, Dawe will be allowed sick time if required in line with that normally granted to any other employee.

Indemnity:
The Company will provide John Dawe with an indemnity agreement covering the services Dawe provides to the Company.

Holidays:
The Company agrees it should anticipate Dawe will be unavailable for approximately 3 weeks each twelve month period. All holiday times will be coordinated in mutual agreement with the Company.

Notice:
This agreement is cancellable by either party with 60 calendar days’ notice. In the event of cancelation, the shares issued to Dawe as a signing bonus will be retained by Dawe, and all other shares to be issued under this Agreement shall be prorated based on the percentage of the term of this Agreement over which Dawe provided services to the Company under this Agreement.

Termination for cause:
The Company has the right to terminate this agreement with immediate notice for Cause. "Cause" herein shall mean: (i) an intentional tort (excluding any tort relating to a motor vehicle) which causes substantial loss, damage or injury to the property or reputation of the Company or its subsidiaries; (ii) any serious crime or intentional, material act of fraud or dishonesty against the Company; (iii) the commission of a felony that results in other than immaterial harm to the Company's business or to the reputation of the Company or Executive; (iv) habitual neglect of Dawe's reasonable duties (for a reason other than illness or incapacity) which is not cured within ten (10) days after written notice thereof by the Company to Dawe; (v) the disregard of written, material policies of the Company or its subsidiaries which causes other than immaterial loss, damage or injury to the property or reputation of the Company or its subsidiaries which is not cured within ten (10) days after written notice thereof by the Board to the Executive; or (vi) any material breach of Dawe's ongoing obligation not to disclose confidential information and not to assign intellectual property developed during employment which, if capable of being cured, is not cured within ten (10) days after written notice thereof by the Company to Dawe.

Expenses:
The Company will reimburse Dawe for normal expenses based on mutually agreed expense claims.

In closing, I'd like to say welcome to KonaRed!

Best regards,

KONARED CORPORATION

/s/ Shaun Roberts

Shaun Roberts
President & CEO

If you are in agreement with the foregoing please indicate your acceptance below:

BY: /s/ John Dawe
       John Dawe, CFA

Date: March 18, 2014